Exhibit 99.2

HYCROFT LAUNCHES PHASE 2 DRILLING

WINNEMUCCA, NV, May 1, 2023 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a gold and silver development company which owns the Hycroft Mine in the prolific mining region of Northern Nevada, announces the initiation of Phase 2 of its 2022-2023 exploration drill program.

Approximately 5,000 meters of reverse circulation (“RC”) drilling and 3,500 meters of core drilling are planned for Phase 2. The RC drill rig has arrived on site, and the core drill rig is scheduled to arrive in mid- June. The objectives and specific target areas of Phase 2 are designed to continue the success of Phase 1 and for the first time, test new targets within the Company’s vast unexplored land position of over 60,000 acres.

Further details of the program include:

RC Drilling:

●	Camel zone - the primary objective of drilling within the current resource boundary is to focus on the overall mine economics for the pre-feasibility study. The Camel zone is expected to be one of the initial phases of mining sulfide ore. During Phase 1 drilling in this area, the Company converted waste and inferred material into measured and indicated classification and saw an improvement in the internal mine plan economics as a result. Phase 2 will continue this objective for further enhancement of the economics.

Core Drilling:

●	Vortex zone – following up Phase 1 drill hole H22R-5700 that encountered 55 meters of 396 g/t silver at the bottom of the pit, ending in ore mineralization. Vortex is a very high-grade silver deposit and Phase 2 drilling will test deeper potential high grades for both silver and gold.

●	Brimstone zone – drilling to expand the new target that was identified 150 meters east of the known resource. Drill hole H22R-5679 (see press release dated February 7, 2023) confirmed our belief that there is mineralization beyond the known resource.

●	New high-priority targets to be tested within our unexplored land position and beyond the current known resource. Prior geophysics, recent hyperspectral analysis and recent ground-based geology programs and analysis indicate these areas are of high importance for potential new discoveries.

About the 2022-2023 exploration drill program

The 2022 – 2023 exploration drill program at the Hycroft Mine comprises approximately 30,000 meters of RC drilling and approximately 7,500 meters of core drilling. The RC drilling for Phase 2 is being conducted by Boart Longyear of West Valley City, UT, and core drilling for Phase 2 will be conducted by Timberline Drilling Incorporated of Elko, NV. Assays are being completed by Paragon Geochemical of Reno, NV. The Company’s Qualified Person is Alex Davidson, Vice President, Exploration.

About Hycroft Mining Holding Corporation

Hycroft is a US-based, gold and silver company developing the Hycroft Mine located in the world-class mining region of Northern Nevada.

FOR FURTHER INFORMATION contact info@hycroftmining.com or visit our website at www.hycroftmining.com.

Diane R. Garrett,

President & CEO

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the United States Securities Exchange Act of 1934, as amended, or the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward- looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events, or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Forward-looking statements include, but are not limited to (i) risks related to changes in our operations at the Hycroft Mine, including risks associated with the cessation of mining operations at the Hycroft Mine; uncertainties concerning estimates of mineral resources; risks related to a lack of a completed feasibility study; and risks related to our ability to re-establish commercially feasible mining operations; (ii) industry related risks including fluctuations in the price of gold and silver; the commercial success of, and risks related to, our exploration and development activities; uncertainties and risks related to our reliance on contractors and consultants; availability and cost of equipment, supplies, energy, or reagents. The exploration target does not represent, and should not be construed to be, an estimate of a mineral resource or mineral reserve, as ranges of potential tonnage and grade (or quality) of the exploration target are conceptual in nature; there has been insufficient exploration of the relevant property or properties to estimate a mineral resource; and it is uncertain if further exploration will result in the estimation of a mineral resource. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances may have a material adverse effect on the Company’s business, cash flows, financial condition, and results of operations. Please see our “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on 10-Q for the quarter ended March 31, 2023, and other reports filed with the SEC for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward- looking statements are not guarantees of future performance and that actual results, performance, or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements. We undertake no obligation to update those statements or publicly announce the results of any revisions to any of those statements to reflect future events or developments.

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